UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VOCALTEC COMMUNICATIONS LTD.
 (Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
12 Benny Gaon Street, Building 2B Poleg Industrial Area, Netanya, Israel	42504
(Address of Principal Executive Office)	(Zip Code)

VocalTec Communications Ltd. Amended 2003 Master Stock Option Plan
(Full title of the plan)

YMax Corporation, 5700 Georgia Avenue, West Palm Beach, Florida  33405
(Name and address of agent for service)

(561) 771-2255
 (Telephone number, including area code, of agent for service)

Copies to:

Perry Wildes, Adv.
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center
Tel Aviv 67021, Israel

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Ordinary Shares, no par value	397,079	$9.206	$3,655,544	$424.41

(1)
This Registration Statement registers shares issuable upon exercise of outstanding options with fixed exercise prices under the VocalTec Communications Ltd. Amended 2003 Master Stock Option Plan (the “Plan”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares.

(2)
Estimated solely for purposes of calculating the filing fee pursuant to Rule 457(h), the aggregate offering price and the fee have been computed upon the basis of the prices at which the options may be exercised.

EXPLANATORY NOTE

This Registration Statement registers securities that remained unsold under the (1) Form S-8 (Registration No. 333-106400), filed by VocalTec Communications Ltd. (the “Registrant”) on June 24, 2003, and (2) Form S-8 (Registration No. 333-131870), filed by the Registrant on February 15, 2006, which were deregistered by post-effective amendments filed on July 16, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

* Information required in Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rules 424 and 428 under the Securities Act and the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference:

(a)	the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009 filed with the Commission on May 12, 2010 (the "Annual Report");

(b)
The Registrant’s Reports on Form 6-K furnished by the Registrant to the Commission (the “Exchange Act”) on May 11, 2010, July 16, 2010, July 19, 2010, July 26, 2010 (except any information related to second quarter guidance), November 4, 2010, November 18, 2010, November 22, 2010 (except any information related to full year guidance), December 21, 2010 and December 30, 2010; and

(c)
The description of the Registrant’s ordinary shares contained in Form 8-A (SEC File No. 000-27648), filed with the SEC on January 29, 1996, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities then offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by a subsequently filed document which also is or is deemed to be incorporated by reference herein.  Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 6.  Indemnification of Directors and Officers.

Consistent with the provisions of the Israeli Companies Law, 1999, or the Companies Law, VocalTec’s Articles of Association include provisions permitting it to procure insurance coverage for its office holders, exempt them from certain liabilities and indemnify them, to the maximum extent permitted by law. Under the Companies Law, indemnification of, and procurement of insurance coverage for VocalTec’s office holders must be approved by its audit committee and its board of directors and, with respect to directors, by its shareholders.

Exemption

Under the Companies Law, an Israeli company may not exempt an office holder from liability with respect to a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care (other than with respect to a breach of duty of care with respect to the distribution of a dividend or redemption of the company’s securities). Under the Companies Law, a company may not indemnify an office holder, nor enter into an insurance contract that would provide coverage for any monetary liability incurred as a result of any of the following:

•	a breach by the office holder of his duty of loyalty, unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•
a breach by the office holder of his duty of care, if such breach was done intentionally or in disregard of the circumstances of the breach or its consequences, other than a breach committed solely by negligence;

•	any act or omission done with the intent to derive an illegal persona benefit; or

•	any fine levied against the office holder as a result of a criminal offense.

Office Holder Insurance

VocalTec’s Articles of Association provide that, subject to the provisions of the Companies Law, it may enter into a contract for the insurance of the liability of any of its office holders with respect to:

•	a breach of his duty of care to VocalTec or to another person;

•	a breach of his duty of loyalty to VocalTec, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice VocalTec’s interests;

•	a financial liability imposed upon him in favor of another person concerning an act performed by him in his capacity as an office holder.

Indemnification of Office Holders

VocalTec’s Articles of Association provide that it may indemnify an office holder against:

•
a financial liability imposed on him in favor of another person by any judgment, including a settlement or an arbitrator’s award approved by a court concerning an act performed in his capacity as an office holder;

•
reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him by a court, in proceedings VocalTec institutes against him or instituted on its behalf or by another person, or in a criminal charge from which he was acquitted, or in which he was convicted of an offence that does not require proof of criminal intent; or

•
reasonable litigation expenses, including attorneys’ fees, expended by the office holder as a result of an investigation or proceeding instituted against him by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding, and (ii) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him as a result of such investigation or proceeding or if such financial liability was imposed, it was imposed with respect to an offence that does not require proof of criminal intent.

Under the Companies Law, VocalTec’s Articles of Association may also include a provision authorizing it to grant in advance an undertaking to indemnify an office holder, provided that the undertaking is limited to such events which the board of directors shall deem to be likely to occur in light of VocalTec’s operations at the time that the undertaking to indemnify is made and for such amounts or criteria which the board of directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances. Such undertaking shall set forth such events which the board of directors shall deem to be likely to occur in light of the operations of the company at the time that the undertaking to indemnify is made, and the amounts and/or criteria which the board of directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and a provision authorizing VocalTec to retroactively indemnify an office holder.

As permitted under Israeli law and the Company’s Articles of Association, the Company has agreements whereby it indemnifies its officers and directors for certain acts or omissions that may have been made or will be made in the future by the officers and directors by virtue of their service as a director or officer of the Company and/or of any Company subsidiary and/or of a third party at the request of the Company. The maximum aggregate indemnification amount that the Company may pay to all of its directors and officers, in the aggregate, pursuant to all letters of indemnification issued by the Company and its subsidiaries is the greater of (i) $20 million and (ii) an amount equal to 75% of the Company's assets minus its liabilities according to the most recent audited consolidated financial statements of the Company prior to the payment of the applicable indemnification amount.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Articles of Association.**

4.2	Form of share certificate of VocalTec Communications Ltd.**

4.3	Registration Rights Agreement, dated as of July 16, 2010, between VocalTec Communications Ltd. and Daniel Borislow.*

4.4	Amendment No. 1 to the Registration Rights Agreement, dated as of July 16, 2010, between VocalTec Communications Ltd. and Daniel Borislow, dated September 15, 2010.**

5.1	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., counsel to the registrant, as to the legality of the securities being offered under this Registration Statement.***

23.1	Consent of Kost Forer Gabbay & Kasierer, Member of Ernst & Young Global.***

23.2	Consent of BDO USA, LLP.***

23.3	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (included in Exhibit 5.1).

24.1	Power of Attorney (see Page 7 of this Registration Statement).

99.1	VocalTec Communications Ltd. Amended 2003 Master Stock Option Plan***

99.2	Appendix to VocalTec Communications Ltd. Amended 2003 Master Stock Option Plan - U.S.A. employees.***

99.3	Appendix to VocalTec Communications Ltd. Amended 2003 Master Stock Option Plan - Non-Israeli and Non-U.S. employees and consultants.***

*	Incorporated by reference to the Registrant’s report on Form 6-K filed with the Securities and Exchange Commission on July 19, 2010.

**	Incorporated by reference to Pre-effective Amendment No. 1 to Registration Statement on Form F-3 (Registration No. 333-169659) filed with the Securities and Exchange Commission on January 12, 2011.

***	Filed herewith.

Item 9. Undertakings.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Netanya, Israel, on the19th day of January, 2011.

VOCALTEC COMMUNICATIONS LTD.
/s/ Peter Russo Name: Peter Russo Title: Chief Financial Officer and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Daniel Borislow and Peter Russo or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) under the Securities Act and to sign any amendments and supplements thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, including this power of attorney, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Daniel Borislow Daniel Borislow	Chief Executive Officer and Director (Principal Executive Officer)	January 19, 2011
/s/ Peter Russo Peter Russo	Chief Financial Officer and Treasurer (Principal Financial Officer and Chief Accounting Officer)	January 19, 2011
__________________ Ilan Rosen	Chairman of the Board of Directors	January [ ], 2011
/s/ Yoseph Dauber Yoseph Dauber	Director	January 19, 2011
/s/ Tsipi Kagan Tsipi Kagan	Director	January 19, 2011
/s/ Gerald Vento Gerald Vento	Director	January 19, 2011
/s/ Y.W. Sing Y.W. Sing	Director	January 19, 2011
/s/ Richard M. Schaeffer Richard M. Schaeffer	Director	January 19, 2011
/s/ Donald A. Burns Donald A. Burns	Director	January 19, 2011
/s/ Richard Connaughton Richard Connaughton	Director	January 19, 2011
/s/ YMax Corporation YMax Corporation	Authorized Representative in the U.S.	January 19, 2011

By:   /s/ Peter Russo
              Authorized Signatory

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Amended and Restated Articles of Association.**

4.2	Form of share certificate of VocalTec Communications Ltd.**

4.3	Registration Rights Agreement, dated as of July 16, 2010, between VocalTec Communications Ltd. and Daniel Borislow.*

4.4	Amendment No. 1 to the Registration Rights Agreement, dated as of July 16, 2010, between VocalTec Communications Ltd. and Daniel Borislow, dated September 15, 2010.**

5.1	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., counsel to the registrant, as to the legality of the securities being offered under this Registration Statement.***

23.1	Consent of Kost Forer Gabbay & Kasierer, Member of Ernst & Young Global.***

23.2	Consent of BDO USA, LLP.***

23.3	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (included in Exhibit 5.1).

24.1	Power of Attorney (see Page 7 of this Registration Statement).

99.1	VocalTec Communications Ltd. Amended 2003 Master Stock Option Plan***

99.2	Appendix to VocalTec Communications Ltd. Amended 2003 Master Stock Option Plan - U.S.A. employees.***

99.3	Appendix to VocalTec Communications Ltd. Amended 2003 Master Stock Option Plan - Non-Israeli and Non-U.S. employees and consultants.***

*	Incorporated by reference to the Registrant’s report on Form 6-K filed with the Securities and Exchange Commission on July 19, 2010.

**	Incorporated by reference to Pre-effective Amendment No. 1 to Registration Statement on Form F-3 (Registration No. 333-169659) filed with the Securities and Exchange Commission on January 12, 2011.

***	Filed herewith.